Exhibit 27

March 11, 2024

Invus, L.P.

Invus Public Equities, L.P.

Invus US Partners LLC

c/o The Invus Group, LLC

750 Lexington Avenue, 30th Floor

New York, New York 10022

Artal International S.C.A.

44 rue de la Vallée

L-2661 Luxembourg

Luxembourg

Lexicon Pharmaceuticals, Inc.

2445 Technology Forest Blvd., 11th Floor

The Woodlands, Texas 77381

Attn: President and Chief Executive Officer

Re:	Series A Convertible Preferred PIPE (Voting Support)

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is entered into by and among Lexicon Pharmaceuticals, Inc. (the “Corporation”), Artal International S.C.A. (“Artal”), Artal Group S.A., Artal International Management S.A., Invus Advisors, L.L.C., Invus Public Equities, L.P., Invus, L.P., Mr. Amaury Wittouck, Stichting Administratiekantoor Westend and Westend S.A. (each an “Artal Entity” and together, the “Artal Entities”). Reference is hereby made the Corporation’s Fifth Amended and Restated Certificate of Incorporation (the “Charter”) and the Certificate of Designations (the “Certificate of Designations”) relating to the Preferred Stock (as defined herein), a form of which is attached hereto as Exhibit A. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such term in the Charter and the Certificate of Designations.

WHEREAS, the Corporation intends, substantially concurrently with the execution of this Letter Agreement, to enter into a purchase agreement (the “Purchase Agreement”), with certain purchasers, including the Artal Entities (each, a “Purchaser”), pursuant to which the Corporation will sell 2,304,147 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), to the purchasers in a private placement (the “Private Placement”);

WHEREAS, pursuant to the Certificate of Designations, each share of Preferred Stock shall automatically convert to a share of the Corporation’s Common Stock, par value $0.001 per share, immediately following the satisfaction of all of the following conditions: (i) the approval of the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “New Charter”) by the shareholders of the Corporation, which shall increase the total authorized shares of Common Stock from 300,000,000 to 450,000,000 (the “Authorized Share Increase”), (ii) the adoption of the New Charter by the Board of Directors of the Corporation (the “Board”) and (iii) the filing and acceptance of the New Charter with and by the Secretary of State of the State of Delaware; and

WHEREAS, the price per share of the Preferred Stock was determined by negotiation between the Corporation and the purchasers other than the Artal Entities, and the price per share of the Preferred Stock was duly approved and authorized by a pricing committee of the Board of which the members who are affiliated with the Artal Entities recused themselves.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreement set forth herein, the parties hereby agree that:

I.	Voting Support by the Artal Entities.

a.

Subject to the earlier termination of this Letter Agreement, the Artal Entities, as applicable, solely in their capacity as stockholders of the Corporation, irrevocably and unconditionally agree that at any meeting of the stockholders of the Corporation (whether annual or special and whether or not an adjourned or postponed meeting however called and including any adjournment or postponement thereof) at which a vote of the stockholders of the Company to approve the New Charter is requested, the Artal Entities shall (i) if and when such meeting is held, appear at such meeting or otherwise cause all of the voting securities of the Corporation then held by the Artal Entities (whether beneficially or of record) (such securities, the “Covered Shares”) to be counted as present thereat for the purpose of establishing a quorum and (ii) vote, or cause to be voted at such meeting in person or by proxy all of the Covered Shares owned as of the record date for such meeting (whether beneficially or of record) in favor of the approval of the New Charter.

b.

The Artal Entities shall not, during the period commencing on the date hereof until the approval of the New Charter, directly or indirectly, (i) offer, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) (any such action, a “Transfer”), the Covered Shares, or (ii) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clause (i), except, in each case, for any open positions or Transfers entered into prior to the date hereof that have not settled as of the date hereof. Notwithstanding the foregoing, nothing in this Letter Agreement shall prohibit any individual Artal Entity from Transferring any portion or all of the Covered Shares at any time to any other Artal Entity or an affiliate of an Artal Entity.

II.	Termination.

This Letter Agreement (other than Article III) shall automatically terminate, and the parties hereto shall be automatically released from their respective obligations hereunder, upon any termination of the Purchase Agreement.

III.	Miscellaneous.

a.	This Letter Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.

b.

This Letter Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

c.

All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax, by electronic transmission, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this clause (c)):

if to any of the Artal Entities:

Artal International S.C.A. 44 rue de la Vallée

L-2661 Luxembourg

Luxembourg

Attention: Pierre Claudel

and

The Invus Group, L.L.C.

750 Lexington Avenue (30th Floor) New York, New York 10022

Attention: David van Zandt

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue

New York, New York 10017

Attention: Kenneth Wallach, Esq.

   Lia Toback, Esq.

if to the Corporation:

Lexicon Pharmaceuticals, Inc.

2445 Technology Forest Blvd., 11th Floor

The Woodlands, Texas 77381

Attention: President and Chief Executive Officer

with a copy to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002-6760

Attention: David Palmer Oelman, Esq.

   Jackson O’Maley, Esq.

[Signature Page Follows]

Sincerely,

INVUS, L.P.

By: Invus Advisors, L.L.C., its general partner

By:	/s/ Philip Bafundo
Name:	Philip Bafundo
Title:	CFO of the General Partner

ARTAL INTERNATIONAL S.C.A.,

By: Artal International Management S.A., its managing partner

By:	/s/ Pierre Claudel
Name:	Pierre Claudel
Title:	Managing Director

ARTAL GROUP S.A.

By:	/s/ Amaury Wittouck
Name:	Amaury Wittouck
Title:	Director

ARTAL INTERNATIONAL MANAGEMENT S.A.

By:	/s/ Pierre Claudel
Name:	Pierre Claudel
Title:	Managing Director

INVUS ADVISORS, L.L.C.

By:	/s/ Philip Bafundo
Name:	Philip Bafundo
Title:	Chief Financial Officer

[Signature Page to Letter Agreement]

INVUS PUBLIC EQUITIES, L.P.

By: Invus Public Equities Advisors, LLC, its general partner

By:	/s/ Philip Bafundo
Name:	Philip Bafundo
Title:	Chief Financial Officer

AMAURY WITTOUCK

By:	/s/ Amaury Wittouck

STICHTING ADMINISTRATIEKANTOOR WESTEND

By:	/s/ Amaury Wittouck
Name:	Amaury Wittouck
Title:	Sole Member of the Board

WESTEND S.A.

By:	/s/ Pierre Claudel
Name:	Pierre Claudel
Title:	Managing Director

[Signature Page to Letter Agreement]

Accepted and agreed to:

Lexicon Pharmaceuticals, Inc.

By:	/s/ Brian T. Crum
Name:	Brian T. Crum
Title:	Senior Vice President, General Counsel and
Secretary

[Signature Page to Letter Agreement]